Contact:
Crocker Coulson, President	Warren Wang, Chief Financial Officer
CCG Investor Relations	Zhongpin Inc.
646-213-1915	86-10-82861788
crocker.coulson@ccgir.com	ir@zhongpin.com
www.ccgirasia.com	www.zpfood.com

For Immediate Release

Zhongpin, Inc. To Present at Roth Capital Partners Conference

Changge City, Henan Province, China – February 4, 2009 – Zhongpin Inc. (NASDAQ: HOGS) (“Zhongpin”), a leading meat and food processing company in the People’s Republic of China (“PRC”), today announced that the Company’s management will present at the upcoming Roth Capital Partners 21st Annual OC Growth Stock Conference in Dana Point, California.

The date, time and location of Zhongpin’s presentation at the conference are as follows:

Date:	Tuesday, February 17, 2009
Time:	10:30 a.m. Pacific Time
Venue:	Track 5
The Ritz Carlton Laguna Niguel
One Ritz-Carlton Drive
Dana Point, California 92629

Zhongpin's management team will send two representatives to attend the conference, including Director, Executive Vice President and Secretary, Mr. Baoke Ben, and Investor Relations Manager, Mr. Jason Wang. The Company's management team will be available for one-on-one meetings at the conference. Interested parties and investors may find more information about the conference by contacting conference@roth.com or calling (800) 933-6830.

The Roth Capital Partners 21st Annual OC Growth Stock Conference will feature presentations from over 200 growth companies. This event is designed to provide investors with a unique opportunity to gain insight into leading companies across all sectors. Additionally, there will be a special track dedicated to companies based in China. Presentations will provide a brief overview of the company's operations and speakers will spend the majority of their time discussing topics that will highlight the value and investment opportunity their company represents.

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products, and fruits and vegetables, in the PRC. Its distribution network in the PRC spans 24 provinces and includes over 2,995 retail outlets. Zhongpin’s export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan and South Korea. For more information, contact CCG Investor Relations directly or go to Zhongpin’s website at www.zpfood.com.

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